CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of ABR 75/25 Volatility Fund, a series of shares of beneficial interest in Forum Funds II, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

July 30, 2020